UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549


SCHEDULE 13G
(Rule 13d-102)


INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)
(Amendment No. 1)1
New Frontier Energy, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

64439S204
(CUSIP Number)

02/24/2005
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

		[   ]	Rule 13d-1 (b)

		[ X ]	Rule 13d-1 (c)

		[   ]	Rule 13d-1 (d)


	1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
	The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section
18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)


CUSIP No. 64439S204         13G                     Page 2 of 7 Pages
----------------------------------------------------------------
1.		NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

J. Caird Investors (Bermuda) L.P.
98-0343430
----------------------------------------------------------------
2.		CHECK THE APPROPRIATE BOX IF THE MEMBER OF A GROUP
(a)[   ]
(b)[   ]
----------------------------------------------------------------
3.		SEC USE ONLY

----------------------------------------------------------------
4.		CITIZENSHIP OR PLACE OF ORGANIZATION
Bermuda

----------------------------------------------------------------
						5.	SOLE VOTING POWER
							0
	NUMBER OF				-----------------------------
		SHARES				6.	SHARED VOTING POWER
	BENEFICIALLY
	OWNED BY					800,000
	EACH					-----------------------------
		REPORTING			7.	SOLE DISPOSITIVE POWER
	PERSON
	WITH						0
						-----------------------------
						8.	SHARED DISPOSITIVE POWER
							800,000
---------------------------------------------------------------
9.		AGGREGATE AMOUNT BENEFICIALLY OWNER BY EACH REPORTING PERSON

800,000
----------------------------------------------------------------
10.	CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
	[   ]
----------------------------------------------------------------
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
19.73%
----------------------------------------------------------------
12.	TYPE OF REPORTING PERSON
PN








CUSIP No. 64439S204         13G                     Page 3 of 7 Pages
----------------------------------------------------------------
1.		NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Wellington Global Holdings, Ltd.
Not Applicable.
----------------------------------------------------------------
2.		CHECK THE APPROPRIATE BOX IF THE MEMBER OF A GROUP
(a)[   ]
		(b)[   ]
----------------------------------------------------------------
3.		SEC USE ONLY

----------------------------------------------------------------
4.		CITIZENSHIP OR PLACE OF ORGANIZATION
Bermuda

----------------------------------------------------------------
						5.	SOLE VOTING POWER
							0
	NUMBER OF				-----------------------------
		SHARES				6.	SHARED VOTING POWER
	BENEFICIALLY
	OWNED BY					800,000
	EACH					-----------------------------
		REPORTING			7.	SOLE DISPOSITIVE POWER
	PERSON
	WITH						0
						-----------------------------
						8.	SHARED DISPOSITIVE POWER
							800,000
---------------------------------------------------------------
9.		AGGREGATE AMOUNT BENEFICIALLY OWNER BY EACH REPORTING PERSON

800,000
----------------------------------------------------------------
10.	CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
	[   ]
----------------------------------------------------------------
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
19.73%
----------------------------------------------------------------
12.	TYPE OF REPORTING PERSON
CO



CUSIP No. 64439S204           13G                     Page 4 of 7 Pages

Item 1(a).	Name of Issuer:

New Frontier Energy, Inc.

Item 1(b).	Address of Issuer's Principal Executive Offices:

5632 South Spotswood Street
Littleton, CO  80120

Item 2(a).	Name of Person Filing:

This schedule is filed on behalf of
J. Caird Investors (Bermuda) L.P. (''J. Caird Bermuda''), a Bermuda limited partnership, and Wellington Global Holdings, Ltd.
(''WGHL''), a Bermuda limited company which is the investment general partner of J. Caird Bermuda.


Item 2(b).	Address of Principal Business Office or, if None,
				Residence:

c/o Wellington Management Company, LLP
75 State Street
Boston, Massachusetts  02109

Item 2(c).	Citizenship:

Bermuda

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

64439S204

Item 3.		If This Statement is Filed Pursuant to Rule 13d-1(b), or
13d-2(b) or (c), Check Whether the Person Filing is a:

		(a) [   ] Broker or dealer registered under Section 15 of the Act.

		(b) [   ] Bank as defined in Section 3(a)(6) of the Act.

		(c) [   ] Insurance Company as defined in Section 3(a)(19) of the
      			  Act.

CUSIP No. 64439S204            13G                     Page 5 of 7 Pages

		(d) [   ] Investment company registered under Section 8 of the
			  Investment Company Act.

		(e) [   ] An investment adviser in accordance with Rule 13d
				1(b)(1)(ii)(E);

		(f) [   ]	An employee benefit plan or endowment fund in accordance
 				with Rule 13d-1(b)(1)(ii)(F);

		(g) [   ]	A parent holding company or control person in
				accordance with Rule 13d-1(b)(1)(ii)(G);

		(h) [   ] A savings association as defined in Section 3(b) of the
				Federal Deposit Insurance Act;

		(i) [   ] A church plan that is excluded from the definition of an
				investment company under Section 3(c)(14) of the Investment Company Act;

		(j) [   ]	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

				If this statement is filed pursuant to Rule 13d-1(c),
				check this box [ X ]

Item 4.	Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	(a)	Amount beneficially owned:

			J. Caird Bermuda and WGHL each may be deemed to beneficially
			own these shares of Common Stock based on its purchase of 20
			units issued by the Issuer. Each unit consists of one share of
			12% Series B Cumulative Convertible Preferred Stock and one Common
			Stock Warrant. Each share of Preffered Stock is immediately
			convertible into 20,000 shares of Common Stock. Likewise, each
			Warrant is immediately convertible into 20,000 shares of Common
			Stock. Thus, 20 units represents 800,000 shares of Common Stock.

	(b)	Percent of class: 19.73%





CUSIP No. 64439S204             13G                     Page 6 of 7 Pages



	(c)	Number of shares as to which such person has:

	  (i) Sole power to vote or to direct the vote	0
   	 (ii) Shared power to vote or to direct
	      the vote	800,000
  	(iii) Sole power to dispose or to direct
		 the disposition of	0
   	 (iv) Shared power to dispose or to direct
	      the disposition of	800,000



Item 5.	Ownership of Five Percent or Less of a Class.

			If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.	Ownership of More than Five Percent on Behalf of Another
Person.

Not Applicable.




Item 7.	Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on by the Parent Holding
Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

(b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

"By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing

CUSIP No. 64439S204             13G                     Page 7 of 7 Pages

the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."


								SIGNATURE



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

					By: J. Caird Investors (Bermuda) L.P.

					By: Wellington Global Holdings, Ltd.,
					Its Investment General Partner

					By:	--//Sara Lou Sherman//--
					Name:	Sara Lou Sherman
					Title:	Vice President
					Date:	October 28, 2005